UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2011

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Entry into Material Agreement with Named Executive officer

As previously disclosed in a current report filed by Red Hat, Inc. (the “Company”) on November 25, 2011, Alex Pinchev has resigned as an employee and Executive Vice President of the Company effective January 16, 2012.

Mr. Pinchev and the Company have entered into a letter agreement effective as of December 27, 2011 (the “Consulting Agreement”), pursuant to which Mr. Pinchev has agreed to provide at the Company’s request services after the effectiveness of Mr. Pinchev’s resignation that may include:

•	assistance for the Red Hat employees temporarily assuming responsibility for leading the Company’s sales, service and field marketing functions,

•

consultation with each of the Company’s regional sales managers to assist them in executing the Company’s sales plan and help ensure that the Company’s sales organization meets its commitments for the fiscal year ending February 29, 2012,

•	advice in connection with the identification and consideration of candidates to succeed Mr. Pinchev; and

•	transition assistance for his successor once he or she is hired.

The term of the Consulting Agreement will expire on March 1, 2012, the day following the end of the Company’s current fiscal year, unless the Agreement is terminated earlier by the Company.

As compensation for these services, Mr. Pinchev will receive up to $50,000 in cash, payable in a lump sum following the completion of the term of the Agreement, plus the reimbursement of any travel expenses he incurs in providing services under the Agreement. In addition, Mr. Pinchev’s outstanding equity awards will continue to vest in accordance with their respective original terms for the duration of the term of the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2011	RED HAT, INC.

	By:	/s/ R. Brandon Asbill

	Name:	R. Brandon Asbill

	Title:	Assistant General Counsel